Exhibit 5.1

Bank of the James Building 828 Main Street, 19th Floor Lynchburg, Virginia 24504 Telephone: (434) 846-9000 Facsimile: (434) 846-0337 www.woodsrogers.com

February 15, 2017

Pryor Cashman LLP

7 Times Square

New York, New York 10036

Sino-Global Shipping America, Ltd.

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576

Re: Sino-Global Shipping America, Ltd.

Ladies and Gentlemen:

We have acted as special Virginia counsel for Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), in connection with a Registration Statement on Form S-3 (File No. 333-194211) (the “Registration Statement”), heretofore filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and declared effective by the SEC on April 15, 2014, and that certain prospectus supplement filed pursuant to Rule 424(b) under the Securities Act, dated February 15, 2017 (the “Prospectus Supplement”), in connection with the offer and sale by the Company of up to 1,500,000 shares of the Company’s common stock, with no par value (the “Shares”), pursuant to that certain Securities Purchase Agreement dated as of February 15, 2017 by and between the Company and the purchasers named therein (the “Purchase Agreement”).

In arriving at the opinion expressed below, we have examined such documents and such matters of fact and law as we have considered necessary or appropriate. As part of this examination, we have reviewed the following documents:

A. the Registration Statement (including the prospectus contained therein);

B. a copy of the Prospectus Supplement as provided and to be filed with the SEC on or about the date hereof;

C. the Purchase Agreement;

D. the First Amended and Restated Articles of Incorporation of the Company;

February 15, 2017

E. the Bylaws of the Company;

F. a Certificate of Good Standing issued by the State Corporation Commission of the Commonwealth of Virginia, dated February 15, 2017, certifying that the Company is in existence and in good standing in the Commonwealth of Virginia;

G. a certain Unanimous Written Consent of the Board of Directors of the Company, dated February 14, 2017; and

H. a certain Unanimous Written Consent of the Pricing Committee of the Board of Directors of the Company, dated February 14, 2017.

In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. In addition, we have assumed and not verified the accuracy as to the factual matters of each document we have reviewed and the accuracy of, and each applicable party’s compliance with, any representations and warranties contained therein. Accordingly, we are relying upon (without any independent investigation thereof) the truth and accuracy of the statements, covenants, representations and warranties set forth in the documents we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that as of the date of this letter the Shares have been duly authorized and, when issued and sold in accordance with, and in the manner described in, the Purchase Agreement against receipt of the consideration set forth therein, the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is given only as to matters of Virginia law, and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Commonwealth of Virginia. We express no opinion with respect to the laws, orders or judgments of any other state or jurisdiction or with respect to any securities or “Blue Sky” laws of the various states. We have assumed that there is nothing under any law (other than the laws of the Commonwealth of Virginia) that would affect or vary the foregoing opinion.

Our opinion above is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.

February 15, 2017

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus contained therein or the Prospectus Supplement, other than as and to the extent expressly stated herein with respect to the authorization and issuance of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is rendered pursuant to Item 601(b)(5) of Regulation S-K under the Securities Act. We are furnishing this letter to you, as the Company and the Company’s legal counsel, respectively, solely for your benefit in that capacity. This letter is not to be to be relied on by any other person or used, circulated, quoted or otherwise referred to for any other purpose.

We hereby expressly consent to any reference to our firm under the heading “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on or about the date hereof. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

The opinion above speaks only as of the date of this letter, and we do not undertake by delivery of this opinion or otherwise to advise you of any change in any matter set forth herein, whether based on a change in law (whether by legislative action, judicial decision, administrative decision or otherwise) or a change in any fact arising subsequent to the date hereof that might affect any of the opinions expressed herein.

Very truly yours,

WOODS ROGERS EDMUNDS & WILLIAMS PLC